Exhibit 10.17

                               PROMISSORY NOTE (Interest)

              June 20, 2001

     The undersigned, jointly and severally, promise to pay to the order of Aline Air at 1177 Alpine Air Way, Provo, Utah or at such other place as the holder hereof may designate in writing, the sum of Five Hundred Thousand Dollars ($500,000.00) payable as follows:

     On Demand

together both before and after judgment, with interest on the unpaid balance thereof from date until paid at the rate of six and 1/2 per cent (6 1/2%) per annum, interest payable as follows:

     On Demand

     Prepayment of this note with interest to date of payment may be made at any time without penalty.

     If the holder deems itself insecure or if default be made in payment of the whole or any part of any installment at the time when or the place where the same becomes due and payable as aforesaid, then the entire unpaid balance, with interest as aforesaid, shall, at the election of the holder hereof and without notice of said election at once become due and payable. In event of any such default or acceleration, the undersigned, jointly and severally, agree to pay to the holder hereof reasonable attorney's fees, legal expenses and lawful collection costs in addition to all other sums due hereunder.

     Presentment, demand, protest, notice of dishonor and extension of time without notice are hereby waived and the undersigned consent to the release of any security, or any part thereof, with or without substitution.


                                           Mallette Family, LLC

         5796 Angie Ct.                         /s/
Address  Parker, Co 80134                  ------------------------
        -------------------                Eugene R. Mallette
                                           Managing Member